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News Release


CDI Corp. Reports Second Quarter 2008 Results and Announces Dividend

Philadelphia (July 31, 2008) - CDI Corp. (NYSE:CDI) today reported net earnings for the second quarter ended June 30, 2008 and announced a quarterly cash dividend.

For the quarter ended June 30, 2008, the company reported net earnings from continuing operations of $7.0 million, or $0.34 per diluted share, on revenue of $289.2 million. Second quarter revenue declined 2.2% compared to the prior-year quarter and net earnings from continuing operations declined 8.7% compared to the year-ago quarter. Second quarter 2008 net earnings included a pre-tax charge of approximately $0.3 million in real estate exit costs in the Engineering Solutions segment. Second quarter 2007 net earnings included an approximate $0.4 million reduction in income tax expenses due to the recognition of foreign research and development credits, partially offset by certain charges against deferred tax assets. When adjusting for these items, year-over-year earnings from continuing operations for the second quarter 2008 were essentially flat compared to the prior-year quarter (see attached table for reconciliation).

The company also announced a quarterly cash dividend of $0.13 per share to be paid on August 28, 2008 to all shareholders of record as of August 14, 2008.

"In spite of a difficult economic environment, we were able to deliver solid bottom line performance while absorbing market-driven slowdowns in certain business units, particularly in permanent placement," said President and Chief Executive Officer, Roger H. Ballou. "We are pleased, however, that we were able to accomplish a number of strategic goals which should augur well for later profitable revenue growth. Specific accomplishments include the creation of two joint ventures to broaden our engineering reach into the Middle East and Latin America, new business wins in the alternative energy and defense markets, and, after the close of the second quarter, the acquisition of an aerospace engineering firm. We were also pleased to announce an expanded business relationship with a large IT client."


Business Segment Discussion

The CDI Engineering Solutions segment reported a slight increase in second quarter revenue compared to the prior-year quarter driven by growth in the Government Services vertical. Operating profit increased 14.3% due to an increased mix of higher-margin engineering project business. When adjusted for the aforementioned real estate charge, operating profit would have increased over 18%.

Management Recruiters International, Inc.'s (MRI) second quarter revenue was essentially flat compared to the second quarter of 2007, reflecting weakness in royalty revenue offset by a moderating rate of growth in contract staffing. Operating profit declined 18.4% versus the prior-year quarter due to the aforementioned decline in higher-margin royalty revenue driven by weaknesses in the industrial and consumer product segments.

At U.K.-based AndersElite, revenue declined approximately 4.7% (both in dollars and on a constant currency basis) versus the prior-year quarter driven by significant weakness in permanent placement in both property development and residential housing construction in the U.K. Operating profit declined by 57.7% due to the decline in high-margin permanent placement revenue, somewhat offset by cost control measures.

CDI IT Solutions second quarter revenue declined by 6.6% versus the year-ago quarter reflecting decreased contract staffing in the automotive sector. This was partially offset by staffing growth at a large IT client. Operating profit during the quarter increased over 75% driven primarily by cost controls and growth of higher-margin business.

Corporate Summary

Corporate overhead costs decreased by 15.4% on a year-over-year basis reflecting lower compliance spending, consulting services spending and variable compensation costs.

"We ended the quarter with $121.4 million in cash and cash equivalents after generating $9.5 million in free cash flow during the quarter," said Ballou. "With our cash on hand and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital spending, our stock repurchase program, shareholder dividends and strategic acquisitions."

Business Outlook

"Despite a challenging economic environment, particularly in the demand for permanent placement hiring in the U.K. and certain U.S. segments, we remain confident that our strategic plan to shift more of our business to higher-margin solutions services and the previously-mentioned account wins and joint ventures will, over time, produce solid organic growth and significant increases in operating profits," said Ballou. "We anticipate that third quarter revenue could be flat to slightly down versus the prior-year quarter. For the full year, we anticipate relatively flat revenue compared to the previous year.

"We expect that our pre-tax profit from continuing operations could be down slightly in the third quarter, and relatively flat for the full year, compared to the prior-year periods even while absorbing significant start-up costs associated with the previously-mentioned joint ventures and contract wins."

Following the close of the second quarter, the company received preliminary indication that its application for certain foreign research and development tax credits for the years 2005 and 2006 will be approved by the foreign tax authority. Upon receipt of final approval, the company will recognize a reduction in income tax expenses expected to be $2.3 million.

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.


                Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should", intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; credit risks associated with our customers; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

                                     ###

                           CDI Corp. and Subsidiaries
                      Consolidated Earnings Release Tables
                                   (Unaudited)
                     (in thousands, except per share data)

                                                         For the three months ended                   For the six months ended
                                            ---------------------------------------------------   ---------------------------------
                                                         June 30,                                             June 30,
                                            ---------------------------------      March 31,      ---------------------------------
                                                 2008              2007              2008             2008              2007
                                            ---------------    --------------    --------------   --------------    ---------------

Revenues                                    $       289,211   $       295,717   $       293,880   $       583,091   $       589,631

Cost of services                                    221,629           223,919           222,625           444,254           449,791
                                            ---------------   ---------------   ---------------   ---------------   ---------------

Gross profit                                         67,582            71,798            71,255           138,837           139,840

Operating and administrative expenses                56,826            60,623            60,292           117,118           116,266
                                            ---------------   ---------------   ---------------   ---------------   ---------------

Operating profit                                     10,756            11,175            10,963            21,719            23,574

Other income, net                                       613               264             1,248             1,861               699
                                            ---------------   ---------------   ---------------   ---------------   ---------------

Earnings from continuing operations
  before income taxes                                11,369            11,439            12,211            23,580            24,273

Income tax expense                                    4,390             3,796             4,287             8,677             8,583
                                            ---------------   ---------------   ---------------   ---------------   ---------------

Earnings from continuing operations                   6,979             7,643             7,924            14,903            15,690

Earnings from discontinued operations                    --               686                --                --             1,107
                                            ---------------   ---------------   ---------------   ---------------   ---------------

Net earnings                                $         6,979   $         8,329   $         7,924   $        14,903   $        16,797
                                            ===============   ===============   ===============   ===============   ===============

Diluted earnings per share
    Earnings from continuing operations     $          0.34   $          0.37   $          0.39   $          0.73   $          0.77
    Earnings from discontinued operations                --              0.04                --                --              0.06
                                            ---------------   ---------------   ---------------   ---------------   ---------------
    Net earnings                            $          0.34   $          0.41   $          0.39   $          0.73   $          0.83
                                            ===============   ===============   ===============   ===============   ===============

Average diluted number of shares                     20,409            20,406            20,405            20,407            20,300
                                            ===============   ===============   ===============   ===============   ===============


Selected Balance Sheet Data from
--------------------------------           June 30,          March 31,       December 31,       June 30,
continuing operations:                       2008              2008              2007             2007
----------------------                 ---------------   ---------------   ---------------   ---------------

Cash and cash equivalents              $       121,423   $       110,043   $       127,059   $        53,219

Accounts receivable, net               $       214,073   $       223,401   $       210,629   $       241,389

Current assets                         $       347,864   $       343,628   $       348,754   $       305,441

Total assets                           $       449,536   $       447,317   $       450,058   $       403,484

Current liabilities                    $        92,289   $        95,124   $       102,741   $       108,122

Shareholders' equity                   $       344,319   $       338,901   $       334,978   $       322,153

                           CDI Corp. and Subsidiaries
                      Consolidated Earnings Release Tables
                                   (Unaudited)
                     (in thousands, except per share data)

                                                        For the three months ended                     For the six months ended
                                            ---------------------------------------------------   ---------------------------------
Selected Cash Flow Data from                             June 30,                                            June 30,
----------------------------                ---------------------------------       March 31,     ---------------------------------
continuing operations:                           2008              2007               2008             2008              2007
----------------------                      ---------------   ---------------   ---------------   ---------------   ---------------

Depreciation expense                        $         2,848   $         2,634   $         2,850   $         5,698   $         5,227

Capital expenditures                        $         1,514   $         2,487   $         4,444   $         5,958   $         4,646

Dividends paid                              $         2,637   $         2,220   $         2,646   $         5,283   $         4,432

Free cash flow for the quarter ended June
30, 2008 is shown below:

    Net cash provided by operating
    activities                              $        13,694
    Less: capital expenditures                       (1,514)
    Less: dividends paid                             (2,637)
                                            ---------------
    Free cash flow                          $         9,543
                                            ===============


                                                          For the three months ended                   For the six months ended
                                              ---------------------------------------------------   -------------------------------
Selected Earnings and Other Financial                      June 30,                                            June 30,
-------------------------------------         ---------------------------------       March 31,     -------------------------------
Data from continuing operations:                    2008              2007              2008             2008             2007
--------------------------------              ---------------    --------------    --------------   --------------   --------------

Revenues                                      $       289,211    $      295,717    $      293,880   $      583,091   $      589,631

Gross profit                                  $        67,582    $       71,798    $       71,255   $      138,837   $      139,840

Gross profit margin                                      23.4%             24.3%             24.3%            23.8%            23.7%

Operating and administrative expenses as a
percentage of revenue                                    19.6%             20.5%             20.5%            20.1%            19.7%

Corporate expenses                            $         4,319    $        5,108     $       5,086   $        9,405   $        9,849

Corporate expenses as a percentage of revenue             1.5%              1.7%              1.7%             1.6%             1.7%

Operating profit margin                                   3.7%              3.8%              3.7%             3.7%             4.0%

Effective income tax rate                                38.6%             33.2%             35.1%            36.8%            35.4%

After-tax return on shareholders' equity (a)              9.3%              9.0%              9.8%

Pre-tax return on net assets (b)                         22.1%             19.2%             21.4%

Variable contribution margin (c)                        NM (c)             20.4%            NM (c)           NM (c)            20.4%


                                                      For the three months ended
                                                   ---------------------------------
Reconciliation from reported to adjusted                       June 30,
----------------------------------------           ---------------------------------
earnings from continuing operations:                    2008               2007           (Decrease)
------------------------------------               ---------------    --------------    --------------
Earnings from continuing operations, as reported   $         6,979    $        7,643              -8.7%
Real estate exit costs, net of tax                             196                --
Prior year tax adjustments                                      --              (405)
                                                   ---------------    --------------
Earnings from continuing operations, as adjusted   $         7,175    $        7,238              -0.9%
                                                   ===============    ==============

                           CDI Corp. and Subsidiaries
                      Consolidated Earnings Release Tables
                                   (Unaudited)
                     (in thousands, except per share data)


                                                       For the three months ended                    For the six months ended
                                           ---------------------------------------------------   ---------------------------------
Selected Segment Data from                               June 30,                                            June 30,
--------------------------                 ---------------------------------       March 31,     ---------------------------------
continuing operations:                          2008              2007              2008              2008               2007
----------------------                     ---------------   ---------------   ---------------   ---------------   ---------------

Engineering Solutions (d)
Revenues                                   $       153,100   $       152,542   $       156,152   $       309,252   $       303,064
Gross profit                                        32,600            31,455            34,700            67,300            61,366
Gross profit margin                                   21.3%             20.6%             22.2%             21.8%             20.2%

Operating profit                                     8,953             7,834            10,821            19,774            17,381
Operating profit margin                                5.9%              5.1%              6.9%              6.4%              5.7%

Management Recruiters International
Revenues                                   $        19,401   $        19,496   $        19,631   $        39,032   $        35,669
Gross profit                                        10,533            11,734            10,694            21,227            21,564
Gross profit margin                                   54.3%             60.2%             54.5%             54.4%             60.5%

Operating profit                                     3,493             4,281             2,250             5,743             7,598
Operating profit margin                               18.0%             22.0%             11.5%             14.7%             21.3%

AndersElite
Revenues                                   $        60,245   $        63,193   $        61,740   $       121,985   $       124,788
Gross profit                                        13,529            17,457            15,664            29,193            33,632
Gross profit margin                                   22.5%             27.6%             25.4%             23.9%             27.0%

Operating profit                                     1,489             3,520             2,775             4,264             6,213
Operating profit margin                                2.5%              5.6%              4.5%              3.5%              5.0%

IT Solutions (d)
Revenues                                   $        56,465   $        60,486   $        56,357   $       112,822   $       126,110
Gross profit                                        10,920            11,152            10,197            21,117            23,278
Gross profit margin                                   19.3%             18.4%             18.1%             18.7%             18.5%

Operating profit                                     1,140               648               203             1,343             2,230
Operating profit margin                                2.0%              1.1%              0.4%              1.2%              1.8%


                                                       For the three months ended                 For the six months ended
                                           ------------------------------------------------   --------------------------------
Engineering Solutions Revenue                            June 30,                                        June 30,
-----------------------------              --------------------------------      March 31,    --------------------------------
by Vertical (e):                                2008              2007             2008            2008              2007
----------------                           ---------------  ---------------  ---------------  ---------------  ---------------

CDI Process and Industrial                 $       116,672  $       117,810  $       120,432  $       237,104  $       233,633
CDI Government Services                             21,257           17,195           19,845           41,102           33,747
CDI Aerospace                                       15,171           17,537           15,875           31,046           35,684
                                           ---------------  ---------------  ---------------  ---------------  ---------------

Total Engineering Solutions Revenue        $       153,100  $       152,542  $       156,152  $       309,252  $       303,064
                                           ===============  ===============  ===============  ===============  ===============

                           CDI Corp. and Subsidiaries
                      Consolidated Earnings Release Tables
                                   (Unaudited)
                     (in thousands, except per share data)


                                                           For the three months ended                  For the six months ended
                                            ---------------------------------------------------   ---------------------------------
Selected Earnings Data from                              June 30,                                             June 30,
---------------------------                 ---------------------------------      March 31,      ---------------------------------
discontinued operations (f):                    (2008)            (2007)            (2008)           (2008)            (2007)
------------------------                    ---------------   ---------------   ---------------   ---------------   ---------------

Net Revenues                                $            --   $        42,421   $            --   $            --   $        80,448

Earnings from discontinued operations,
   before taxes                                          --             1,096                --                --             1,768

Income tax expense                                       --               410                --                --               661
                                            ---------------   ---------------   ---------------   ---------------   ---------------

Earnings from discontinued operations,
   net of taxes                             $            --   $           686   $            --   $            --   $         1,107
                                            ===============   ===============   ===============   ===============   ===============



(a) Current quarter combined with the three preceding quarters' net earnings from continuing operations divided by the average shareholders' equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings from continuing operations divided by the average net assets. Net assets include total assets from continuing operations minus total liabilities from continuing operations excluding cash, external debt and income tax accounts.

(c) Year-over-year change in operating profit from continuing operations divided by year-over-year change in revenue from continuing operations. The calculations for the three months ended March 31, 2008 and the three and six months ended June 30, 2008 are not meaningful (NM) because both revenue and operating profit declined.

(d) The Company has revised the reporting segments' prior year data for Engineering Solutions and IT Solutions for comparative purposes.

(e) Effective with the second quarter of 2008, Engineering Solutions will report on three verticals reflecting the decision to re-align the management and operations of Life Sciences into Process & Industrial. Prior periods have been revised to reflect the new operating structure.

(f) In September 2007, the Company sold its Todays Staffing, Inc. subsidiary. Please see the Company's consolidated financial statements and the notes thereto for the year ended December 31, 2007 included in Form 10-K, filed with the Securities and Exchange Commission on March 7, 2008.